FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:                                 MEDIA CONTACT:
-----------------                                  -------------
Tania Almond                                       Denise DesChenes/Dan Gagnier
Investor Relations                                 Citigate Sard Verbinnen
410-528-7555                                       212-687-8080


                  Neighborcare Rejects Omnicare's Revised Offer

BALTIMORE, MD - June 27, 2005 - NeighborCare, Inc. (NASDAQ: NCRX) said today that its Board of Directors, after careful consideration, has unanimously recommended that NeighborCare shareholders reject Omnicare's offer of $32 per share for all of NeighborCare's common stock, not tender their shares and withdraw any shares that they may have previously tendered.

The Board's recommendation is based on its belief:

    o That the revised offer is inadequate and does not provide NeighborCare shareholders with the value they deserve;

    o That NeighborCare's growth as well as its automation, technology and cost-cutting initiatives have added significant value to the Company since the original offer;

    o That NeighborCare's stock has traded above the revised offer price since Omnicare's announcement of its revised offer, demonstrating that NeighborCare shareholders believe that NeighborCare shares are worth more than the revised offer price. In addition, Omnicare's stock has traded up substantially on its announcement, suggesting that its shareholders expect to benefit from value that NeighborCare's Board believes rightfully belongs to NeighborCare's shareholders; and

    o That in light of the synergies that would be created and the benefits to Omnicare of a combination of these two companies, Omnicare is able to pay significantly in excess of the revised offer price.

John J. Arlotta, NeighborCare's Chairman, President, and Chief Executive Officer, said: "With its recommendation to reject Omnicare's revised offer, our Board re-affirmed its belief that NeighborCare has made tremendous progress over the past 18 months and that shareholders deserve to receive more value for their investment than what has been offered by Omnicare. Therefore, we urge our investors not to tender their shares to Omnicare. We remain confident in our business and have always been clear that we would be open to any compelling proposal that would deliver meaningful and appropriate value to our shareholders. While Omnicare has improved its offer, the revised offer still doesn't meet that criteria."

In connection with its determination, the Board received the oral opinion of Goldman, Sachs & Co. to the effect that, as of June 24, 2005, the revised offer was inadequate, from a financial point of view, to the holders of NeighborCare common stock.

Goldman, Sachs & Co. and Wachtell, Lipton, Rosen & Katz are acting as advisors to the NeighborCare Board. The Company will file an amendment to its
Schedule 14D-9 with the Securities and Exchange Commission (SEC) detailing the reasons for its rejection of Omnicare's revised offer. The full text of the filing will be available on the SEC website at www.sec.gov.


ABOUT NEIGHBORCARE, INC.
NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation's leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare's operations span the nation, providing pharmaceutical services in 34 states and the District of Columbia.

Visit our website at WWW.NEIGHBORCARE.COM.
                     --------------------

STATEMENTS MADE IN THIS DOCUMENT, OUR WEBSITE AND IN OUR OTHER PUBLIC FILINGS AND RELEASES, WHICH ARE NOT HISTORICAL FACTS CONTAIN "FORWARD-LOOKING" STATEMENTS (AS DEFINED IN THE FEDERAL SECURITIES LAWS) THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE AT ANY TIME. THESE FORWARD-LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONTAINING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY", "TARGET" AND SIMILAR EXPRESSIONS. SUCH FORWARD LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING THE EFFECT OF THE SPIN-OFF ON OUR OPERATIONS, EXPECTED CHANGES IN REIMBURSEMENT RATES AND INFLATIONARY INCREASES IN STATE MEDICAID RATES, EXPECTED BED COUNT, EXPECTED SG&A EXPENSE, ANTICIPATED RESTRUCTURING CHARGES AND ESTIMATES OF TIMING AND COSTS SAVINGS RELATED TO COST IMPROVEMENT INITIATIVES. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COSTS, CHANGES IN THE REIMBURSEMENT RATES OR METHODS OF PAYMENT FROM MEDICARE OR MEDICAID, OR THE IMPLEMENTATION OF OTHER MEASURES TO REDUCE REIMBURSEMENT FOR OUR SERVICES; CHANGES IN PHARMACY LEGISLATION AND PAYMENT FORMULAS; THE EXPIRATION OF ENACTMENTS PROVIDING FOR ADDITIONAL GOVERNMENT FUNDING; EFFORTS OF THIRD PARTY PAYORS TO CONTROL COSTS; THE IMPACT OF FEDERAL AND STATE REGULATIONS; CHANGES IN PAYOR MIX AND PAYMENT METHODOLOGIES; FURTHER CONSOLIDATION OF MANAGED CARE ORGANIZATIONS AND OTHER THIRD PARTY PAYORS; COMPETITION IN OUR BUSINESS; AN INCREASE IN INSURANCE COSTS AND POTENTIAL LIABILITY FOR LOSSES NOT COVERED BY, OR IN EXCESS OF, OUR INSURANCE; COMPETITION FOR QUALIFIED STAFF IN THE HEALTHCARE INDUSTRY; OUR ABILITY TO CONTROL OPERATING COSTS, AND GENERATE SUFFICIENT CASH FLOW TO MEET OPERATIONAL AND FINANCIAL REQUIREMENTS; AND AN ECONOMIC DOWNTURN OR CHANGES IN THE LAWS AFFECTING OUR BUSINESS IN THOSE MARKETS IN WHICH NEIGHBORCARE OPERATES. OUR BUSINESS, OPERATIONS OR RESULTS COULD ALSO BE AFFECTED BY THE EFFECTS OF OMNICARE'S TENDER OFFER OR ITS PENDENCY ON THE COMPANY AND ITS BUSINESS, EMPLOYEES, CUSTOMERS AND SUPPLIERS.

THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT ARE, IN SOME CASES, BEYOND OUR CONTROL. WE CAUTION INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY US ARE NOT GUARANTEES OF FUTURE PERFORMANCE. WE DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO ANNOUNCE PUBLICLY THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.


NEIGHBORCARE HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING OMNICARE'S TENDER OFFER. NEIGHBORCARE'S SHAREHOLDERS ARE STRONGLY ADVISED TO READ CAREFULLY NEIGHBORCARE'S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) REGARDING THE TENDER OFFER BECAUSE IT CONTAINS IMPORTANT INFORMATION. FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND THE RELATED AMENDMENTS OR SUPPLEMENTS, WHICH HAVE BEEN FILED BY NEIGHBORCARE WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE AT THE SEC'S WEB SITE AT WWW.SEC.GOV, OR AT NEIGHBORCARE'S WEB SITE AT WWW.NEIGHBORCARE.COM, AND ALSO BY DIRECTING REQUESTS TO NEIGHBORCARE'S INFORMATION AGENT, MACKENZIE PARTNERS, INC., AT 1-800-322-2885.

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